Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 2 to Registration Statement No. 333-138750 of our report dated March 19, 2007 relating to the consolidated financial statements of Coleman Cable, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings “Summary Historical and Pro Forma Consolidated Financial Data of Coleman,” “Selected Consolidated Financial Data for Coleman,” and “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Chicago, Illinois
September 6, 2007